Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-139970 on Form S-8 of our reports dated March 14, 2008, relating to the consolidated financial statements and financial statement schedule of Dayton Superior Corporation (a Delaware Corporation) and subsidiary (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board Statement No. 109,” Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” discussed in Note 2 and the restatement of the Company’s consolidated financial statements and financial statement schedule discussed in Note 13), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting), appearing in this Annual Report on Form 10-K of Dayton Superior Corporation for the year ended December 31, 2007.
DELOITTE & TOUCHE LLP
Dayton, OH
March 14, 2008